Exhibit 10.2

December 12, 2023

Mr. Sanjay Mehrotra
Re:    Change to your Amended and Restated Executive Agreement
Dear Sanjay:
This letter confirms your agreement to a change in your Amended and Restated Executive Agreement dated January 1, 2022 with Micron Technology, Inc. (your “Agreement”).
Micron recently adopted the Executive Officer Cash Severance Policy (the “Severance Policy”), which limits the cash severance benefits that Micron may pay to its executive officers. You and Micron agree that the Severance Policy, as in effect on the date of this letter, applies to your Agreement. Thus, if you terminate employment and qualify for severance benefits under your Agreement, your cash severance benefits will be reduced if and to the extent required by the Severance Policy as in effect on the date of this letter. Your Agreement otherwise remains in full force and effect and the terms of your Agreement are unchanged by this letter except as provided above.
The Company thanks you for your willingness to accept this change to your Agreement.
Sincerely,

April Arnzen
Senior Vice President and Chief People Officer

I agree to all of the terms described above.

Dated: December 19, 2023

/s/ Sanjay Mehrotra
Sanjay Mehrotra